Exhibit 21.1

                          FIRST AVIATION SERVICES INC.

                              LIST OF SUBSIDIARIES



Name                                                      Place of Incorporation
----                                                      ----------------------


Aerospace Products International Inc.                                   Delaware

Pieces D'Avion Produits, Ltee, (d/b/a Aircraft
  Parts International, Ltd.)                                      Quebec, Canada

API Asia Pacific Inc.                                                   Delaware

API (China) Inc.                                                        Delaware

API (Europe) Ltd.                                                       Delaware

API Logistics Services, Inc. (Inactive)                                 Delaware

AeroV, Inc. (Inactive)                                                  Delaware